The Acquisition and Capital Increase Agreement

By and Between

L&L International Holdings, Inc.

and

Luxi County Hon Shen Coal Co. Ltd.

This Acquisition and Capital Increase Agreement (“Agreement”) is entered into by and between U.S. company, L&L International Holdings, Inc. (Party A), and Fuchang Wang (Party B), a shareholder of Luxi County Hon Shen Coal Co. Ltd. ( “Company”). The Company is composed of two operations: 1) Coal washing facilities (in July 2009, production expanded to 300 thousand tons per year, of which Party A has previously acquired a 65% equity stake); and 2) Coking facilities (with current production capacity of 150 thousand tons, approximately RMB 150 million). Party B guarantees documentation of the two operations is complete. In accordance with the terms of “Contract Regarding Capital Increase and Cooperation between L&L International Holdings, Inc. and Luxi County Hon Shen Coal Co.,” Contract Number 20090718002), Party B will use the capital defined under this Agreement herein to increase the registered capital of Luxi County Hon Shen Coal Co, Ltd., both Parties agree to the following:

1. Parties

Party A: L&L International Holdings, Inc.

Registered Address: 130 Andover Park East Suite 101, Seattle, WA 98188 [updated to current address in translation]

Legal Representative: Dickson V. Lee                     Place of Incorporation: United States

Party B: Luxi County Hon Shen Coal Co. Ltd.

Registered Address: Luxi County Jiucheng Town Banqiao Village

Legal Representative: Fuchang Wang Place of Incorporation: P.R. China

2. Capital Infusion

According to ”The Provisions on the Acquisition of Domestic Enterprises by Foreign
Investors”, the parties agree to increase the registered capital of the Company from RMB 3.6 million to RMB 60 million (approx. $8.79 million USD), 93% of which is subscribed by
Party A.

After capital increase subscribed by Party A, the ratio of the shareholders and their holdings of the company is as follows:

1. Party A shall contribute to the registered capital of the Company RMB 55.8 million, approximately $8.18 million USD, in the form of cash, public stock, and/or coal and coking technology, accounting for 93% of the registered capital; the contribution of Party
A shall be in foreign currency by cash in the equivalent of RMB and shares of the
Company’s public stock.

2. Party B shall contribute to the registered capital of the Company RMB 4.2 million, approximately $610,000 USD, in the form of the existing coal washing facilities and coking facilities. After the acquisition and capital increase, Party B shall own 7% of the
Company.

3. Party A’s contribution of RMB 55.8 million, approximately $8.18 million USD, shall be made in three payments: (1) the first payment of RMB 13.64 million (approximately $2 million USD) in the form of 400,000 shares of Party A’s stock (value at approximately $5
USD/share) shall be made within 30 days after the execution of the Agreement; (2) the second payment of RMB 20.46 million (approximately $3 million USD) shall be made by cash within 3 months after the government approval of the acquisition has been obtained;
(3) the third payment of RMB 21.7 million (approximately $3.18 million USD) shall be made either by cash or by the equivalent value of Party A’s stock (based on the market value at the time of contribution) within one year after the government approval of the acquisition has been obtained. The exact time of the third payment will be determined upon further negotiation based on the amount of capital needed for the expansion. (If the third payment is made in the form of stock, the value of stock will be determined by the average price over 14 trading days).

4. Party B guarantees the capital funds contributed by Party A will be used for improving production capacity, energy efficiency, environment protection and safety standards of the Company.

3. Duties and Obligations

Both parties will make payment of capital contribution pursuant to the terms and conditions of the Agreement. The Company shall provide written notice to Party B for any received payment.

After paying all three payments, Party A will own 93% of the Company along with relevant rights and liabilities. Since the execution of the Agreement, Party B shall not enter into loans or mortgages in the name of the Company.

4. Violation of Agreement

If Party A fails to comply with the prescribed timeline, it shall be subject to a penalty of 1%
of the payment per month. If the payment is overdue over 3 months, Party A shall be subject to a penalty of 3% of the payment and Party B has the right to terminate this Agreement and require compensation for any loss.

5. Dispute resolution

In the event of any dispute, the Parties shall resolve through negotiation. If the dispute cannot be resolved through negotiation, it shall be resolved through mediation or arbitration by an agreed third party. The arbitration is final and binding on both Parties. The Parties shall make all efforts to avoid litigation.

The agreement is signed by legal representatives of both Parties on October 23, 2009 at
Kunming, Yunnan Province, China. The original Agreement is executed in Chinese in 6 duplicates. Each Party and the Company will have one duplicate. The other three duplicates will be submitted to the appropriate authority for approval.

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Party A: L&L International Holdings, Inc (Seal)

Legal representative (sign): /s/ Dickson V. Lee

Party B: Luxi County Hon Shen Coal Co, Ltd (Seal)

Legal representative (sign): /s/ Fuchang Wang

Date: October 23, 2009